Exhibit 23(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 10, 2011, relating to (1) the 2010 and 2009 financial statements and the retrospective adjustments to the 2008 financial statement disclosures of Santander Holdings USA, Inc. and subsidiaries (the “Company”), and (2) the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010, and to the reference to us under the headings “Experts” in the Prospectus, which is part of this registration statement.

/s/  Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 10, 2011